EXHIBIT 4(j)

                   SECOND AMENDMENT, WAIVER AND FORBEARANCE TO
               THIRD AMENDED AND RESTATED SECURED CREDIT AGREEMENT


     This Second Amendment, Waiver and Forbearance to Third Amended and Restated Secured Credit Agreement, made as of May __, 1996 (this "Amendment"), is by and between Mid-West Spring Manufacturing Company (the "Company") and American National Bank and Trust Company of Chicago (the "Bank"). Capitalized terms used in this Amendment and not otherwise defined have the meanings assigned to such terms in the Loan Agreement (as defined below).

                                   WITNESSETH:

     WHEREAS, the Company and the Bank are parties to the Third Amended and Restated Secured Credit Agreement dated as of December 23, 1994 (as such agreement may be amended, modified, restated or supplemented from time to time, the "Credit Agreement");

     WHEREAS, the Company has requested that the Bank waive certain Events of Default due to the Company's noncompliance with certain covenants contained in the Credit Agreement;

     WHEREAS, the Company and the Bank desire to amend the Credit Agreement to, among other things, amend certain financial covenants as of March 31, 1996 (the "Effective Date"), on the terms and subject to the conditions of this Amendment;

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Bank agree as follows:

     SECTION 1.  AMENDMENTS TO CREDIT AGREEMENT

     On the date this Amendment becomes effective, after completion by the Company of the conditions set forth in Section 4 of this Amendment (the "Closing Date"), as of the Effective Date, the Credit Agreement is amended as follows:

     1.1  Section 7.7 of the Credit Agreement is amended by deleting such section in its entirety and replacing it as follows:

          7.7 Tangible Net Worth. Not permit the Tangible Net Worth to be, at any time, less than ($8,000,000).

     1.2 Section 7.8 of the Credit Agreement is amended by deleting the first sentence of such section in its entirety and replacing it as follows:

          Not permit Total Indebtedness to exceed $41,000,000 at any time.

     1.3 Section 7.10 of the Credit Agreement is amended by deleting the first sentence of such section in its entirety and replacing it as follows:

          Not permit the Company's Working Capital to be less than $3,500,000 at any time.

     1.4 Section 7.11 of the Credit Agreement is amended by deleting the first sentence of such section in its entirety and replacing it as follows:

          Not permit the Company's Current Ratio to be, at any time, to be less than 1.4 to 1.

     1.5  Section 7.19 of the Credit Agreement is amended by deleting the such section in its entirety and replacing it as follows:

          7.19 Capital Expenditures. Not expend in any fiscal year an amount for capital expenditures in excess of $1,500,000.

     1.6  Section 7.28 of the Credit Agreement is amended by deleting the such section in its entirety and replacing it as follows:

          7.28 Cash Flow Coverage Ratio. Not permit the ratio of (x) Cash Flow to (y) the sum of all principal payments, tax payments, interest payments and payments made with respect to Capitalized Lease Obligations as set forth in the Company's financial statements for such period that the Company shall deliver pursuant to Sections 7.1(a) or 7.1(b) (the "Cash Flow Coverage Ratio") to be, as of the end of any month, less than 1.0 to 1.

     SECTION 2.  WAIVER AND CONSENT

     (A)  On the Closing Date, the Bank waives any Event of Default under
Section 10.1(d) of the Credit Agreement due to the Company's noncompliance as of December 31, 1995, with the financial covenants set forth in Sections 7.7, 7.8, 7.10, 7.11, 7.19 and 7.28 of the Credit Agreement. On the Closing Date, the Bank waives any Event of Default under Section 10.1(e) of the Credit Agreement due to the Company's non-compliance with Section 7.1(a) of the Credit Agreement for the fiscal year ending December 31, 1995; provided, however, that the Company complies with Section 7.1(a) of the Credit Agreement within 15 days of the Closing Date. The Bank agrees that any one-time expenses associated with the shut down of the Advance Pressure Castings plant will be exempt from the calculation of the financial covenant set forth in Section 7.28 of the Credit Agreement.

     (B) The Company has notified the Bank of events which may constitute an Event of Default under Section 10.1(e) of the Credit Agreement due to the Company's noncompliance with Section 7.21 of the Credit Agreement. The Bank agrees that as of the Closing Date, it will not exercise any of its remedies under the Credit Agreement, the Collateral Documents or the Related Documents with respect to Events of Default under such sections prior to June 30, 1996.

     (C) Nothing in this Agreement should in any way be deemed a (i) waiver of any other Event of Default under the Credit Agreement or (ii) an agreement to forbear from exercising any remedies with respect to any such other Event of Default.

     SECTION 3.  REPRESENTATION AND WARRANTIES

     To induce the Bank to enter into this Amendment and to extend future credit under the Credit Agreement, as amended by this Amendment, the Company represents and warrants to the Bank that:

     3.1 Due Authorization; No Conflict; No Lien; Enforceable Obligation. The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental, regulatory or other approvals (if any are required), and do not and will not contravene or conflict with any provision of (i) any law, (ii) any judgment, decree or order, or (iii) the Company's articles or certificate of incorporation or by-laws, and do not and will not contravene or conflict with, or cause any lien to arise under any provision of any agreement or instrument binding upon the Company or upon any of its property. This Amendment and the Credit Agreement, as amended by this Amendment, are the legal, valid and binding obligations the Company, enforceable against the Company in accordance with their respective terms.

     3.2 No Default; Representations and Warranties. As of the Closing Date, except as set forth in Section 2 of this Amendment, (a) no Event of Default or Unmatured Event of Default under the Credit Agreement, as amended by this Amendment, has occurred and is continuing or will result from the amendments set forth in this Amendment, and (b) the representations and warranties of the Company contained in the Credit Agreement are true and correct.

     SECTION 4.  CONDITIONS TO EFFECTIVENESS

     The obligation of the Bank to make the amendments contemplated by this Amendment and the effectiveness thereof, are subject to the following:

     4.1 Representations and Warranties. The representations and warranties of the Company contained in this Amendment are true and correct as of the Closing Date.

     4.2 Documents. The Bank has received all of the following, each duly executed and dated as of the Closing Date (or such other date as is satisfactory to the Bank) in form and substance satisfactory to the Bank:

          (a)  Second Amendment.  This Amendment;

          (b) Resolutions. Resolutions of the board of directors of the Company authorizing or ratifying the execution, delivery and performance of this Amendment;

          (c) Consents, Etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals, if any, with respect to this Amendment or any other document provided for under this Amendment; and

          (d)  Other.  Such other documents as the Bank may reasonably request.

     SECTION 5.  MISCELLANEOUS

     5.1 Captions. The recitals to this Amendment (except for definitions) and the section captions used in this Amendment are for convenience only, and do not affect the construction of this Amendment.

     5.2 Governing Law; Severability. THIS AMENDMENT IS A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. Wherever possible, each provision of this Amendment must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is prohibited by or invalid under such law, such provision is only ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     5.3 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart is deemed to be an original, but all such counterparts together constitute but one and the same Amendment.

     5.4 Successors and Assigns. This Amendment is binding upon the Company and the Bank and their respective successors and assigns, and inures to the sole benefit of the Company and the Bank and their successors and assigns. The Company has no right to assign its rights or delegate its duties under this Amendment.

     5.5 References. From and after the Closing Date, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in any Collateral Document to the Credit Agreement or to any term, condition or provision contained "thereunder," "thereof," "therein," or words of like import, mean and are a reference to the Credit Agreement (or such term, condition or provision, as applicable) as amended, supplemented or otherwise modified by this Amendment.

     5.6 Continued Effectiveness. Notwithstanding anything contained in this Amendment, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Credit Agreement. The parties to this Amendment expressly do not intend to extinguish the Credit Agreement. Instead, it is the express intention of the parties to this Amendment to reaffirm the indebtedness created by and secured under the Credit Agreement. The Credit Agreement, as amended by this Amendment, remains in full force and effect.

     5.7  Costs, Expenses and Taxes.  The Company affirms and acknowledges that
Section 11.5 of the Credit Agreement applies to this Amendment and the transactions and agreements and documents contemplated under this Agreement.

     Delivered at Chicago, Illinois, as of the day and year first above written.


                         MID-WEST SPRING MANUFACTURING COMPANY


                         By:__________________________________
                            Name:
                            Title:



                         AMERICAN NATIONAL BANK AND TRUST COMPANY
                          OF CHICAGO


                         By:__________________________________
                            Name:
                            Title: